Exhibit 99.1

Terrence Curtin Named President of TE Connectivity

Kevin Rock Named President of Industrial Solutions

SCHAFFHAUSEN, Switzerland — March 10, 2015 — TE Connectivity Ltd. (NYSE: TEL), a world leader in connectivity, announced today that Terrence Curtin has been appointed to the newly created position of President of TE Connectivity, reporting to Tom Lynch, TE Connectivity Chairman and CEO. In this role, Mr. Curtin will have responsibility for all of the company’s Connectivity and Sensor businesses and Mergers & Acquisitions activities.

A 14-year veteran of the company, Mr. Curtin was most recently President of the company’s Industrial Solutions segment which includes TE’s Aerospace, Defense, Oil and Gas business; Energy business; and Industrial and Medical businesses. In fiscal year 2014, the Industrial Solutions segment reported sales of $3.3 billion, grew operating income 12 percent and made strategic acquisitions that increased the company’s leadership in harsh environment applications. Mr. Curtin was responsible for all aspects of strategy, sales and operations for the segment worldwide.

Prior to leading the Industrial Solutions segment, Mr. Curtin served as Executive Vice President and Chief Financial Officer of TE Connectivity. He played a critical role in establishing TE as an independent public company, focusing the portfolio and strengthening the company’s financial and operating performance.

Mr. Curtin has a Bachelor’s degree in Accounting from Albright College, Pennsylvania, U.S., and is a member of its Board of Trustees.

Kevin Rock will succeed Mr. Curtin as President of the Industrial Solutions segment. Most recently, Mr. Rock served as President of the company’s Aerospace, Defense, and Oil and Gas business. Under his leadership, Mr. Rock doubled the revenue of the business to over $1 billion, improved the operational execution of the business by expanding gross margin and led several strategic acquisitions, including DEUTSCH and Seacon Group.

Joe Donahue, Executive Vice President and Chief Operating Officer, will continue to report to Mr. Lynch and lead the company’s Global Operations and TEOA business system, as well as oversee the divestiture of the company’s BNS business to CommScope. TE’s leaders in Finance, Legal, Marketing, Engineering, Information Technology, Human Resources and Customer Experience will also continue to report directly to Mr. Lynch.

“These are exciting times for our company. We are performing very well in an uncertain economy,” said Tom Lynch, TE Connectivity Chairman and CEO. “We are consistently executing our strategy and are well positioned to capitalize on the world’s increasing demand for connectivity. Our product portfolio is stronger than ever with an unmatched range of connectivity and sensor solutions that serve customers in just about every industry. An essential part of our strategy is to evolve our organization and leadership to meet the increasing demands of the global environment in which we operate.

“Terrence has been an important leader in our transformation as TE’s CFO and most recently, President of our Industrial Solutions segment. In his expanded role as President of TE, Terrence will focus on accelerating our performance across our harsh connectivity and sensor businesses, by leveraging synergies across the business.”

“I am honored by this vote of confidence from Tom and our Board of Directors, and appreciate the opportunity to continue to build upon the strategic pillars put in place with Tom’s leadership,” said Terrence Curtin, President of TE Connectivity. “We are a leader in the majority of the markets we serve, and we have built a talented and experienced team that is focused on strengthening our position in all markets. I look forward to working with our leaders to build on our success, maximize opportunities across the organization, deepen our position as the world leader in connectivity and sensor solutions and continue to accelerate the creation of shareholder value.”

ABOUT TE CONNECTIVITY

TE Connectivity (NYSE: TEL) is a $14 billion global technology leader. Our connectivity and sensor solutions are essential in today’s increasingly connected world. We collaborate with engineers to transform their concepts into creations — redefining what’s possible using intelligent, efficient and high-performing TE products and solutions proven in harsh environments. Our 80,000 people, including 7,500 design engineers, partner with customers in over 150 countries across a wide range of industries. We believe EVERY CONNECTION COUNTS — www.TE.com.

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Contacts:	Media Relations:	Investor Relations:
	Jane Crawford	Sujal Shah
	TE Connectivity	TE Connectivity
	610-893-9689	610-893-9790
	Jane.crawford@te.com	Sujal.Shah@te.com